Exhibit 10.6

AMENDMENT NO. 1
TO
SHARE PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 to Share Purchase Agreement (this “Amendment”) is entered into as of this 29th day of December, 2002, by and among Vivendi Universal S.A., a société anonyme organized under the laws of France (“Parent”), Vivendi Communications North America, Inc., a Delaware corporation (“Seller”), and Versailles Acquisition Corporation, a Delaware corporation (“Purchaser”).

WITNESSETH:

WHEREAS, Parent, Seller and Purchaser have previously entered into that certain Share Purchase Agreement by and among them dated November 4, 2002 (the “Purchase Agreement”);

WHEREAS, pursuant to Section 10.5 of the Purchase Agreement, the Purchase Agreement may be amended and supplemented by a written instrument signed by the parties to the Purchase Agreement; and

WHEREAS, Parent, Seller and Purchaser wish to amend the Purchase Agreement and make certain other agreements with respect thereto.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

SECTION 1.   Definitions.  Capitalized terms used but not defined herein shall have the meaning given to them in the Purchase Agreement.

SECTION 1.   Amendments to Purchase Agreement. The Purchase Agreement and the Disclosure Schedules pursuant thereto are hereby amended as of the date hereof as follows:

(a)   The definition of “Indebtedness” contained in Section 1.1 of the Purchase Agreement is hereby amended and restated in its entirety to state as follows:

“Indebtedness” shall mean, with respect to any Company at the Reference Date, without duplication: (a) all indebtedness of such Company for borrowed money, (b) all obligations of such Company for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Company’s business), (c) all obligations of such Company evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Company (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Company that are required to be classified and accounted for as capital leases on a balance sheet of such Company under GAAP in effect as of the Reference Date, (f) the liquidation value of all redeemable preferred capital stock of such Company, (g) all guarantee obligations of such Company in respect of obligations of any other Person (other than another Company) of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Company, whether or not such Company has assumed or become liable for the payment of such obligation, (i) liabilities for retention incentive payments, retention bonuses and like payments in an amount equal to $25,000,000 and (j) all obligations of such Company in respect of Swap Agreements, in each case referred to in clauses (a) through (i) above including all accrued but unpaid interest, penalties, premium, fees and expenses relating thereto), it being understood that Indebtedness shall include the liquidation value of the AMPS, accrued dividends on the AMPS, the principal balance and accrued interest under the HMC Loan Note and all other amounts outstanding under the AMPS Investment Agreement and the HMC Loan Note Purchase Agreement, except to the extent that such amounts are no longer outstanding and owed by any Company on the Closing Date, and shall not include any Intercompany Indebtedness. For purposes of this definition, “Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions. For purposes of this definition, Indebtedness of any Companies which are less than 100% owned, directly or indirectly, by Seller on the Reference Date (“Consolidated Companies”) shall equal the product of (x) the sum of such obligations multiplied by (y) the percentage ownership (expressed as a decimal rounded upwards) of such Consolidated Company held, directly or indirectly, by Seller on the Reference Date (such product “Proportionate Indebtedness”); provided, however, that if any Company may be held liable for the Indebtedness of a Consolidated Company in excess of the relevant Proportionate Indebtedness, then 100% of such Consolidated Company’s Indebtedness shall be applied towards the calculation of the aggregate Indebtedness of the Companies.”

(b)   Section 2.2(a) of the Purchase Agreement is hereby amended and restated in its entirety to state as follows:

“(a) Subject to the last sentence of Section 2.5(b), the aggregate consideration to be paid for the Shares will be $1,659,050,000 (the “Purchase Price” and, as such Purchase Price may be adjusted in accordance with the following provisions of this Section 2.2, the “Adjusted Purchase Price”).”

(c)   Section 2.5(a) of the Purchase Agreement is hereby amended and restated in its entirety to state as follows:

“(a) Seller and Purchaser agree that, upon the Closing, all cash generated by the Companies as from October 1, 2002 (inclusive) (as determined in accordance with Section 2.5(b)), excluding the net cash proceeds of the sale of Sunburst Technology Corporation (which shall include funds received or receivable by HMC or its Subsidiaries resulting from receivables due to Educational Resources LLC from Microsoft), shall accrue for the benefit of Purchaser in the manner set forth in Section 2.5(b). Without limiting the foregoing, Seller shall not permit the Companies to make any cash payments of any kind or otherwise distribute any cash to Parent or any of its Affiliates other than the Companies, except for the net cash proceeds of the sale of Sunburst Technology Corporation (which shall include funds received or receivable by HMC or its Subsidiaries resulting from receivables due to Educational Resources LLC from Microsoft) and (x) pursuant to readily identifiable payments made under written lawful cash pooling arrangements presently existing in Seller’s group (“Cash Pooling Arrangements”), (y) pursuant to the Contracts for goods and services listed on Schedule 2.5(a) in accordance with the terms thereof or (z) to repay Intercompany Indebtedness or other obligations solely from the proceeds of capital contributions made by Parent or its Affiliates (other than HMC or any of its Subsidiaries) at or prior to Closing (for example, in connection with the purchase of Kingfisher). From and after the Closing, (i) Parent will indemnify and hold harmless Purchaser and HMC from and against any Losses arising out of or relating to that certain Microsoft Receivables Agreement dated as of October 2, 2000, between HMC and Educational Resources and (ii) Purchaser shall cause Parent and its Affiliates to have access, during normal business hours and upon reasonable advance notice, to the books, records and personnel of HMC to assist Parent in evaluating any such claims for Losses.”

(d)   Section 2.5(b) of the Purchase Agreement is hereby amended and restated in its entirety to state as follows:

“(b) Seller and Purchaser agree that at the Closing, Seller shall pay to Purchaser on behalf, and for the account, of the Companies an amount (the “Stub Amount”) calculated for each currency in which payments were made under the Cash Pooling Arrangements between the Companies and Parent and its Affiliates (other than the Companies) equal to (i) the excess of (x) the aggregate amount of all cash payments denominated in such currency made by each of the Companies to Parent or any of its Affiliates (other than the Companies) from October 1, 2002 (inclusive) through three (3) Business Days prior to the Closing Date pursuant to Cash Pooling Arrangements over (y) the aggregate amount of all cash payments denominated in such currency made by Parent or any of its Affiliates (other than the Companies) to each such Company from October 1, 2002 (inclusive) through the Closing Date pursuant to Cash Pooling Arrangements (such excess amount being referred to herein as the “Section 2.5(b) Amount”) minus (ii) the net intercompany balance resulting from Cash Pooling Arrangements repaid by Parent or its Affiliates to HMC prior to the Closing (the “Intercompany Balance Amount”). For purposes of this Section 2.5(b), Seller shall three (3) Business Days prior to the Closing Date (x) cease all payments under Cash Pooling Arrangements and (y) deliver to Purchaser a certificate duly executed by an Authorized Representative setting forth the balance of cash payments made by each of the Companies, on the one hand, and Parent and its Affiliates (other than the Companies), on the other hand, pursuant to Cash Pooling Arrangements after the Reference Date through the Closing Date, together with detailed information in respect of all such payments (the “Cash Transfers Certificate”). The Cash Transfers Certificate identifies the Section 2.5(b) Amount to be $93,863,577. For purposes of the Closing, the Intercompany Balance Amount is $71,547,218, resulting in a Stub Amount of $22,316,359. If, after the Closing Date, Seller or Purchaser becomes aware of any error or errors in the Cash Transfers Certificate (including the calculation of the Section 2.5(b) Amount) or the calculation of the Intercompany Balance Amount, the net result of which resulted in an under-payment or over-payment at Closing pursuant to this Section 2.5, then, within three (3) Business Days of the determination and agreement between the parties of the amount of the under-payment or over-payment, the party who underpaid shall pay the amount of the under-payment to the other party or the party who was over-paid shall pay the amount of the over-payment to the other party, as the case may be, to an account notified by the receiving party to the paying party. Each of Seller and Purchaser shall provide such information and documents reasonably requested by the other with a view to resolving any disagreement with respect to whether and to what extent an over-payment or under-payment exists. Notwithstanding anything in this Agreement to the contrary, Purchaser may offset all or any portion of the Stub Amount against the Closing Date Payment; provided that any such offset of the Stub Amount against the Closing Date Payment shall in no way limit the effect of the previous two sentences of this Section 2.5(b). The parties hereto agree that Purchaser may use (i) the Stub Amount (to the extent it has not been offset against the Closing Date Payment) and (ii) all other cash available to HMC on the Closing Date, including, without limitation, the Intercompany Balance Amount, to fund a portion of the Closing Date Payment.”

(e)   Section 2.6 of the Purchase Agreement is hereby amended and restated in its entirety to state as follows:

“2.6 Related Party Agreements.

All Intercompany Indebtedness outstanding at the time of the Closing, if any, and all liabilities and obligations of Seller and its Affiliates (other than the Companies) to the Companies outstanding at the time of the Closing, if any, shall be offset against each other and the net amount of Intercompany Indebtedness remaining after such offsetting (“Net Intercompany Indebtedness”) shall be cancelled and treated as a contribution to the capital of HMC except as otherwise provided in this Agreement and except for (x) the Contracts set forth on Schedule 2.5(a), (y) the Cash Pooling Arrangements which shall be settled pursuant to Section 2.5(b) and (z) the repayment prior to the Closing of any indebtedness owed by Parent or its Affiliates to HMC, including the Intercompany Balance Amount and the repayment of obligations owed by HMC to Parent and its Affiliates solely with the proceeds of capital contributions made by Parent or its Affiliates (other than HMC or any of its Subsidiaries) at or prior to Closing (for example, in connection with the purchase of Kingfisher). At the Closing, Seller shall deliver, or cause its applicable Affiliate to deliver, to Purchaser written evidence satisfactory to Purchaser executed by Seller or such Affiliate confirming that the Companies have been irrevocably released from all further obligations to pay such Intercompany Indebtedness (subject to the exceptions above in this Section 2.6).”

(f)    Section 3.6 of the Purchase Agreement is hereby amended to add a new subsection (g) to state as follows:

“(g) The Kingfisher Financial Statements (as hereinafter defined) have been prepared in accordance with generally accepted accounting principles in the United Kingdom (“UK GAAP”) and present fairly, in all material respects in accordance with UK GAAP, the consolidated financial condition and consolidated results of operations of Kingfisher Publications plc (“Kingfisher”) as of the date thereof and for the period which they relate. As used in this Agreement, the term “Kingfisher Financial Statements” means the audited consolidated balance sheet of Kingfisher as of December 31, 2001 and the audited consolidated profit and loss statement and audited consolidated cash flow statement of Kingfisher for the year ended on December 31, 2001 (together with all accompanying notes and appendices). The internal management reports for Kingfisher for the nine months ended September 30, 2002 and prepared by Parent or one or more of its Affiliates were prepared on a basis consistent with Parent’s internal accounting policies and controls.”

(g)   Section 5.11 is hereby amended and restated in its entirety to state as follows:

“5.11. Transition Services. For a period of one (1) day following the Closing Date, Parent shall continue to provide to Sunburst Technology Corporation the risk management services that Parent currently provides to Sunburst Technology Corporation in exchange for the fees or costs assessed by HMC to Sunburst Technology Corporation for the provision of such services; provided, however, that from and after the Closing Purchaser will indemnify and hold harmless Parent from and against any Losses arising out of or relating to its provision of such services for such one (1) day period, including any self-retention or deductible amounts paid by Parent. “

(h)   A new Section 5.20 is added to state as follows:

“5.20. Cooperation in Consolidation of Financial Information. Purchaser shall provide, and shall cause HMC to provide reasonable access, during normal business hours and upon reasonable advance notice, to the employees and accountants of the Companies and such supporting documentation as Parent may reasonably request, in connection only with the inclusion and consolidation of the results of operations, financial position and other financial information of the Companies as of and for the year ended December 31, 2002 in the consolidated financial statements of Parent and Parent’s regulatory reporting obligations for the year ended December 31, 2002. In any event, Purchaser shall use reasonable efforts to furnish to Parent by January 8, 2003 (but in any event no later than January 13, 2003), the financial information to be included in the Carat consolidation process of the type and in the form in which HMC currently provides such information to Parent. Parent shall provide all necessary personnel to allow Purchaser to furnish to Parent the financial information to be included in the Carat consolidation. Under no circumstances shall HMC or Purchaser be obligated to provide such cooperation after June 1, 2003.”

(i)    Item 2 of Schedule 1.1 (a) is hereby amended to add a new paragraph to read as follows:

“Notwithstanding anything to the contrary contained in the Agreement or this Schedule 1.1(a), the EBITDA of Kingfisher and its Subsidiaries will be included in Adjusted EBITDA as if such companies were Subsidiaries of HMC for the entire Reference Period.”

(j)    Item 1 under the sub-heading “Inventory” of Schedule 1.1(b) is hereby amended and restated in its entirety as follows:

“1.  Obtain a copy of 25 of the Company’s September 2002 cycle count results and compare the counts to the adjusted perpetual results.”

(k)   Appendix A of Schedule 1.1(e) is hereby amended to add the following Account:

“2032   Withholding employee stock purchase program    $1,761,010 (CR)”

(l)    Schedule 2.5(a) is hereby amended to add the following items:

“16. Publishing License Agreement (F&L # 107455) dated as of November 8, 2001, by and between Kingfisher Publications Plc and Universal Studio Publishing Rights, Inc. granting Kingfisher the license to use characters of the motion picture “E.T. The Extra-terrestrial” to create, print, manufacture, publish, distribute and sell four (4) non-fiction books entitled “ET Discovers.”

17. Publishing License Agreement (F&L # 107453) dated as of November 8, 2001, by and between Kingfisher Plc and Universal Studio Publishing Rights, Inc. granting Kingfisher the license to use characters of the motion picture “The Mummy” to create, print, manufacture, publish, distribute and sell four (4) non-fiction books about the history of the world.

18. Publishing License Agreement (F&L # 107452) dated as of November 8, 2001, by and between Kingfisher Plc and Universal Studios Publishing Rights, Inc. granting Kingfisher the license to use the animated characters, “Woody Woodpecker and Friends,” to create, manufacture, publish, distribute and sell four (4) non-fiction books about the animal kingdom.

19. Kingfisher Publications Plc is a party to a joint venture with Les Editions Nathan dated January 21, 2001, for the distribution of Kingfisher publications in France.

20. Kingfisher Publications Plc is a party to a distribution and selling agreement with Vivendi Universal Publishing, dated as of September 19, 2001, for the distribution of Kingfisher publications to French language schools.

21. License Contract of On Line Electronic Rights, dated as of September 16, 2001, by and between Kingfisher Publications Plc and Vivendi Universal Interactive Publishing International S.A. relating to the use by Vivendi Universal Interactive Publishing International of certain rights of Kingfisher regarding four (4) Hands on Science titles for on-line electronic exploitation.

22. Share Purchase Agreement dated December    , 2002, between Vivendi Universal Publishing, S.A. and Houghton Mifflin Company (Kingfisher).”

(m)  Schedule 3.5 is hereby amended to add the following item:

“7. The execution and delivery of the Agreement will give ECS the right to terminate the Technology Finance Agreement dated as of June 30, 1999, by and between Kingfisher Publications Plc and ECS United Kingdom Plc.”

(n)   Schedule 3.10(c) is hereby amended to add the following item:

“(k) John Richards Employment Agreement dated August 4, 1988, by and between Grisewood & Dempsey Limited and John Richards.”

(o)   Schedules 3.2(a) and 3.2(b) are each hereby amended to add the following item:

“The Renewed Rights Agreement, by and between the Company and Fleet National Bank, formerly known as BankBoston, N.A., as rights agent, as amended by the Amendment to Rights Agreement, pursuant to which the Company issued rights to purchase shares of the Company’s Series A Junior Participating Preferred Stock.”

(g)   Schedule 5.2 is hereby amended to add the following item:

“10. Repurchase of outstanding Rights issued pursuant to the Renewed Rights Agreement, by and between the Company and Fleet National Bank, formerly known as BankBoston, N.A., as rights agent, as amended by the Amendment to Rights Agreement for an aggregate purchase price of $10.00.”

SECTION 3.  Other Agreements.

The parties hereto acknowledge and agree that pursuant to Section 9.1 of the Purchase Agreement, Seller is obligated to indemnify Purchaser Indemnitees for $8,419,741 of Losses resulting from the payment of amounts due with respect to the settlement agreement with the Internal Revenue Service relating to interest deductions claimed with respect to corporate owned life insurance policies purchased in periods prior to the Reference Date (the “COLI Liability”) and that Purchaser shall be entitled to offset from the Closing Date Payment, the amount of the COLI Liability. The parties acknowledge that additional claims, if any, relating to the COLI Liability may be asserted pursuant to Section 9.1.

SECTION 4.  No Implied Amendments.  Except as herein provided, the Purchase Agreement shall remain in full force and effect and is ratified in all respects. On and after the effectiveness of this Amendment, each reference in the Purchase Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference to the Purchase Agreement in any other agreements, documents or instruments executed and delivered pursuant to the Purchase Agreement, shall mean and be a reference to the Purchase Agreement, as amended by this Amendment.

SECTION 5.   Counterparts.  This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signatures Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

VIVENDI UNIVERSAL S.A.

By:
Name:
Title:

VIVENDI COMMUNICATIONS NORTH AMERICA, INC.

By:
Name:
Title:

VERSAILLES ACQUISITION CORPORATION

By:
Name:
Title: